Exhibit (c)(5)

Presentation to Life Quotes, Inc. Board of Directors by Matt Friesl dated April 13, 2009

SUMMARY VALUATION

Note:

1)	52 week trading range through 4/8/09. Stock price is $2.20 per share as of 4/8/09.
2)	Public market valuation with premium assumes a 10% premium.
3)	Discounted cash flow valuation based on a WACC of 10-14% and an exit multiple of 8.0-10.0x LTM EBITDA.

EXHIBIT A—COMPARABLE COMPANY VALUATION

TRADING DATA
($ in Millions)
	Price 4/8/09	Equity Value	Firm Value	Firm Value as a Multiple of LTM:
Company Name				Revenue		EBITDA		EBIT

Selected Comparable Companies
Brown & Brown, Inc.	$18.51	$2,625.0	$2,798.7	2.9	x	8.2	x	10.0	x
EBIX, Inc.	24.77	291.2	321.4	4.3		9.9		11.0
eHealth, Inc.	16.16	426.2	275.5	2.5		11.9		13.0
InsWeb Corp.	2.39	11.6	2.3	0.1		NM		NM
Insure.com, Inc.	2.20	14.9	5.9	0.4		NM		NM
Willis Group Holdings Ltd.	22.30	3,720.8	5,951.8	2.1		10.1		12.0
Median				2.5	x	9.9	x	11.0	x
Mean				2.0	x	10.0	x	11.5	x

Note: LTM data for period ending 12/31/08.

($ in Millions, Except Per Share Data)
	Firm Value as a Multiple of LTM Revenue
	Low		High
Selected Multiple	1.0	x	2.0	x
Insure.com LTM Revenue (a)	$15.7		$15.7
Implied Firm Value	$15.7		$31.3
Less: Debt	$0.0		$0.0
Plus: Cash and Cash Equivalents (b)	$9.0		$9.0

Implied Equity Value	$24.6		$40.3

Fully Diluted Shares Outstanding	6.8		6.8

Implied Equity Value per Share	$3.64		$5.95

Note: Low end of range approximately equal to the average Firm Value to LTM Revenue multiple for eHealth, InsWeb and Insure.com. High end of range approximately equal to the mean of all Firm Value to LTM Revenue multiples.

(a)	LTM data for period ending 12/31/08.
(b)	Includes fixed maturity investments due in 1-2 years.

EXHIBIT B—DISCOUNTED CASH FLOW ANALYSIS

($ in Thousands)
	2009 (a)	2010	2011	2012	2013
Total Net Sales	$12,811.5	$18,793.1	$20,298.0	$22,060.5	$23,991.0

EBITDA	$1,387.3	$1,713.8	$1,921.3	$2,210.0	$2,536.7
EBITDA Margin	10.8%	9.1%	9.5%	10.0%	10.6%

Less: Depreciation and Amortization	$656.3	$759.9	$718.7	$714.2	$713.5

EBIT	$730.9	$953.9	$1,202.6	$1,495.8	$1,823.2
Less: Cash Interest Expense, net of tax	$0.0	$0.0	$0.0	$0.0	$0.0
Less: Taxes (b)	$0.0	$0.0	$0.0	$0.0	$0.0

Net Operating Profit After-Tax	$730.9	$953.9	$1,202.6	$1,495.8	$1,823.2

Plus: Depreciation and Amortization	$656.3	$759.9	$718.7	$714.2	$713.5
Less: Capital Expenditures (c)	$112.5	$300.0	$315.0	$330.8	$347.3
Less: Increase in Working Capital (d)	$55.6	$92.7	$75.2	$88.1	$96.5

Free Cash Flow	$1,219.2	$1,321.1	$1,531.0	$1,791.1	$2,092.9

Terminal EBITDA Multiple					9.0x
Terminal Value					$22,830.7

Discounted Free Cash Flow (e)	$1,152.0	$1,114.6	$1,153.3	$1,204.6	$1,256.8
Discounted Terminal Value (f)					$12,954.8

Total Discounted Cash Flow / Firm Value	$18,836.1
Plus: Cash and Cash Equivalents	$8,981.4
Less: Debt	$0.0

Equity Value	$27,817.6

Fully Diluted Shares Outstanding	6,773.1
Equity Value per Share	$4.11

(a)	All data for the last three quarters of 2009.
(b)	Tax liability decreased by net operating loss carryforward.
(c)	Assumes a 5% increase per year beyond 2010.
(d)	Increase in working capital equal to 5% of the increase in revenue per period.
(e)	Discounted at a rate of 12.0% using the half year convention.
(f)	Discounted at a rate of 12.0% and assumes terminal cash flow occurs at end of year (no half year convention).

DCF SENSITIVITY ANALYSIS

Terminal EBITDA Multiple Range						Terminal EBITDA Multiple Range
	8.0x	8.5x	9.0x	9.5x	10.0x		8.0x	8.5x	9.0x	9.5x	10.0x

WACC	Equity Value of the Firm					WACC	Equity Value per Share
10.0%	$27,742	$28,530	$29,318	$30,105	$30,893	10.0%	$4.10	$4.21	$4.33	$4.44	$4.56
11.0%	$27,043	$27,796	$28,548	$29,301	$30,054	11.0%	$3.99	$4.10	$4.21	$4.33	$4.44
12.0%	$26,378	$27,098	$27,818	$28,537	$29,257	12.0%	$3.89	$4.00	$4.11	$4.21	$4.32
13.0%	$25,746	$26,435	$27,123	$27,811	$28,500	13.0%	$3.80	$3.90	$4.00	$4.11	$4.21
14.0%	$25,145	$25,804	$26,463	$27,121	$27,780	14.0%	$3.71	$3.81	$3.91	$4.00	$4.10

EXHIBIT C—WEIGHTED AVERAGE COST OF CAPITAL ANALYSIS

($ in Millions)
		Market Value		Debt /Equity Ratio	Levered Beta (b)	Unlevered Beta (c)
Ticker	Company Name	Equity	Debt (a)
BRO	Brown & Brown, Inc.	$2,625.0	$259.8	9.0%	0.58	0.55
EBIX	Ebix, Inc.	$291.2	$41.1	12.4%	1.50	1.39
EHTH	eHealth, Inc.	$426.2	$0.0	0.0%	1.39	1.39
INSW	InsWeb Corp.	$11.6	$0.0	0.0%	2.19	2.19
INSUR	Insure.com, Inc.	$14.9	$0.0	0.0%	0.67	0.67
WSH	Willis Group Holdings Ltd.	$3,720.8	$2,650.0	41.6%	1.06	0.85

Note: Assumes a tax rate of 39%.

(a)	Assumes market value of debt equal to book value of debt.
(b)	Source Capital IQ.
(c)	Unlevered Equity Beta = Levered Equity Beta / [1 + (1 - Tax Rate) x (Debt/Equity)]

Company Name	Unlevered Beta (b)	Debt /Equity Ratio	Weight	Contribution to Ba	Contribution to Target D/E
Brown & Brown, Inc.	0.55	9.0%	10.0%	0.05	0.9%
Ebix, Inc.	1.39	12.4%	20.0%	0.28	2.5%
eHealth, Inc.	1.39	0.0%	20.0%	0.28	0.0%
InsWeb Corp.	2.19	0.0%	20.0%	0.44	0.0%
Insure.com, Inc.	0.67	0.0%	20.0%	0.13	0.0%
Willis Group Holdings Ltd.	0.85	41.6%	10.0%	0.08	4.2%
			Selected	1.27	0.0%

Note: Additional weight given to Ebix, Inc., eHealth, Inc., and InsWeb Corp. because these comparable companies are most similar to Insure.com in terms of size, operating leverage and growth opportunities.

Unlevered Equity Beta	1.27
Target Debt to Equity Ratio	0.0%
Estimated Tax Rate	39.0%
Relevered Equity Beta	1.27

	Low	High

Risk Free Rate (30 year US Treasury)	3.67%	3.67%
Equity Market Risk Premium	5.50%	7.50%
Levered Equity Beta	1.27	1.27

Cost of Equity	10.6%	13.2%

US Risk Free Rate (30 year US Treasury)	3.67%	3.67%
Credit Spread	6.00%	6.00%

Cost of Debt (Pretax)	9.67%	9.67%

Tax Rate	39.0%	39.0%
Cost of Debt (Aftertax)	5.9%	5.9%
Weighted Average Cost of Capital (WACC)	10.6%	13.2%

Note: US Treasury yields as of 4/8/09.

WACC = Cost of Debt (Aftertax) * D/E + Cost of Equity * (1- D/E).